                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PHILIP MORRIS COMPANIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]
                                 PHILIP MORRIS
                                 COMPANIES INC.

GEOFFREY C. BIBLE                                                120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                          NEW YORK, NY 10017

                                                                  March 19, 1998

DEAR STOCKHOLDER:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 30, 1998, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect 14 directors and act upon the selection of auditors. If presented, we will also vote on two stockholder proposals. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secretary at 120 Park Avenue, New York, New York 10017. IF YOU ARE A REGISTERED STOCKHOLDER AND PLAN TO ATTEND THE MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET THAT IS ATTACHED TO THE PROXY CARD. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE AND YOU DO NOT HAVE AN ADMISSION TICKET, PLEASE BRING PROOF OF YOUR SHARE OWNERSHIP TO THE MEETING.

The vote of each stockholder is important. You can vote by signing, dating and returning the enclosed proxy card. Also, this year registered stockholders may vote for the first time by telephone or over the Internet. Instructions for using these convenient new services are set forth on the proxy card. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting, and you will spare your Company the expense of a follow-up mailing.

                                          Sincerely,

                                          /s/ Geoffrey C. Bible
                               FOR FURTHER INFORMATION ABOUT THE ANNUAL MEETING,
                                         PLEASE CALL 1-800-367-5415

                          PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                            New York, New York 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD THURSDAY, APRIL 30, 1998

To the Stockholders of
PHILIP MORRIS COMPANIES INC.:

The Annual Meeting of Stockholders of Philip Morris Companies Inc. will be held on Thursday, April 30, 1998, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m. to:

    (1) Elect 14 directors;

    (2) Ratify the selection of auditors for the fiscal year ending December 31, 1998;

    (3) Vote on two stockholder proposals if presented by their proponents; and

    (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 9, 1998, will be entitled to vote at the meeting.

                                          G. Penn Holsenbeck
                                          VICE PRESIDENT AND SECRETARY

March 19, 1998

 .

                                PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 30, 1998, at 9:00 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 19, 1998. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 9, 1998, will be entitled to one vote for each share held on all matters to come before the meeting. On February 27, 1998, there were outstanding 2,427,948,291 shares of Common Stock.

Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. This year, registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later dated proxy (including a proxy by telephone or over the Internet) or by giving written notice to the Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee.

VOTING AT THE MEETING

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of auditors and for each stockholder proposal must exceed the votes cast against such matters. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.
                            ------------------------

As used herein, the term "Company" or "Philip Morris" includes Philip Morris Companies Inc. from July 1, 1985, and Philip Morris Incorporated prior to July 1, 1985, and, where appropriate, their subsidiaries.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month, as well as by operating and financial reports made at Board and committee meetings by the chairman of the board and other officers. In addition, the Board holds an annual two- or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except March, July and October, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held 11 meetings in 1997.

                            ------------------------

COMMITTEES OF THE BOARD

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below. The biographical information on the nominees for director set forth in this proxy statement includes committee memberships currently held by each nominee.

The AUDIT COMMITTEE meets with management, the Company's independent accountants and its internal auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. This committee, which also monitors compliance with the Company's Business Conduct Policy, consists of six non-employee directors and met six times in 1997.

The COMMITTEE ON PUBLIC AFFAIRS AND SOCIAL RESPONSIBILITY reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee consists of nine directors and met four times in 1997.

The COMPENSATION COMMITTEE is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer, and for reviewing the succession plan for the chief executive officer and other senior executives. The Committee's Report on Executive Compensation appears elsewhere in this proxy statement. The Compensation Committee consists of five non-employee directors and met six times in 1997.

The CORPORATE EMPLOYEE PLANS INVESTMENT COMMITTEE, consisting of six directors and one senior executive, held three meetings in 1997. This committee oversees the investment of certain employee benefit plan assets.

The EXECUTIVE COMMITTEE, consisting of six directors, has authority to act for the Board on most matters during intervals between Board meetings. This committee did not meet in 1997.

The FINANCE COMMITTEE consists of seven directors and one senior executive and met four times in 1997. It monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters.

The NOMINATING AND CORPORATE GOVERNANCE COMMITTEE consists of eight non-employee directors and met three times in 1997. This committee reviews the qualifications of candidates for director suggested by Board members, management, stockholders and other sources, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters concerning corporate governance, to the extent these matters are not the responsibility of other committees, assesses the Board's performance and makes recommendations to the Board on the retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board practices and the Company's relations with its stockholders.

                            ------------------------

THE NOMINEES

It is proposed that 14 directors be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board and the Board has approved the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 1997 Annual Meeting, except for Carlos Slim Helu, who was elected to the Board in August 1997, and Lucio A. Noto, who was elected to the Board in January 1998. All nominees who served during 1997 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served, except for Mr. Slim, due to illness.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

                   ELIZABETH E. BAILEY            Dr. Bailey assumed her present position in July 1991, having
  [PHOTO]                                         served from July 1990 to June 1991 as a professor of industrial
                   John C. Hower Professor of     administration at Carnegie-Mellon University and as a visiting
                   Public Policy & Management,    scholar at the Yale School of Organization and Management. From
                   The Wharton School of the      1983 to 1990, she was dean of the Graduate School of Industrial
                   University of Pennsylvania,    Administration of Carnegie- Mellon University. Dr. Bailey
                   Philadelphia, PA               serves as a director of the College Retirement Equities Fund,
                                                  CSX Corporation, Honeywell Inc., and as a trustee of The
                   Director since 1989            Brookings Institution, the National Bureau of Economic Research
                                                  and Bancroft, Inc. She is a member of the Audit, Executive,
                   Age: 59                        Nominating and Corporate Governance, and Public Affairs and
                                                  Social Responsibility Committees.
-----------------------------------------------------------------------------------------------------------------

                   GEOFFREY C. BIBLE              Employed by the Company continuously since 1976, Mr. Bible
  [PHOTO]                                         served Philip Morris International Inc. in various executive
                   Chairman of the Board and      capacities from 1976 to 1990, becoming its President and Chief
                   Chief Executive Officer        Executive Officer in 1987. He served as President and Chief
                                                  Administrative Officer of Kraft Foods, Inc. ("Kraft Foods"),
                   Director since 1994            from 1990 to 1991, Executive Vice President, International, of
                                                  the Company from 1991 to April 1993 and Executive Vice
                   Age: 60                        President, Worldwide Tobacco, from April 1993 to June 1994, when he became President and Chief Executive Officer. He
                                                  assumed his present position in February 1995. He is a director of the New York Stock Exchange, Inc., Lincoln Center for the
                                                  Performing Arts, Inc., and the International Tennis Hall of
                                                  Fame. Mr. Bible is chairman of the Executive and Finance
                                                  Committees.
-----------------------------------------------------------------------------------------------------------------

                   MURRAY H. BRING                Employed by the Company continuously since 1988, Mr. Bring had
  [PHOTO]                                         been a partner in Arnold & Porter, Washington, DC, since 1967.
                   Vice Chairman, External        He became Associate General Counsel of the Company in January
                   Affairs, and General Counsel   1988, Senior Vice President and General Counsel in July 1988,
                                                  Executive Vice President, External Affairs and General Counsel,
                   Director since 1988            in December 1994 and assumed his present position in March
                                                  1997. He is a director of the Whitney Museum of American Art,
                   Age: 63                        the New York University Law Center Foundation, The William J.
                                                  Brennan Center for Justice and The New York City Opera. Mr.
                                                  Bring is a member of the Committee on Public Affairs and Social
                                                  Responsibility.
-----------------------------------------------------------------------------------------------------------------

                   HAROLD BROWN                   Dr. Brown assumed his present position at the Center for
  [PHOTO]                                         Strategic and International Studies in July 1992. Previously
                   Counselor, Center for          and from 1984, he was chairman of the Foreign Policy Institute
                   Strategic and International    of the School of Advanced International Studies, The Johns
                   Studies, Washington, DC;       Hopkins University. Dr. Brown has been a partner of Warburg
                   Partner, Warburg Pincus &      Pincus & Co. since 1990. Dr. Brown is a director of Alumax
                   Co., New York, NY, venture     Inc., Cummins Engine Company, Inc., Evergreen Holdings, Inc.,
                   capital firm                   International Business Machines Corporation and Mattel, Inc.
                                                  Dr. Brown is chairman of the Nominating and Corporate
                   Director since 1983            Governance Committee and a member of the Compensation,
                                                  Corporate Employee Plans Investment, Finance, and Public
                   Age: 70                        Affairs and Social Responsibility Committees.
-----------------------------------------------------------------------------------------------------------------

                   WILLIAM H. DONALDSON           Mr. Donaldson assumed his present position with Donaldson,
  [PHOTO]                                         Lufkin & Jenrette in October 1995. He has been chairman of
                   Co-founder and Senior          Donaldson Enterprises, Inc., since June 1995. Previously and
                   Advisor, Donaldson, Lufkin &   from 1991, he was chairman and chief executive officer of the
                   Jenrette, New York, NY,        New York Stock Exchange, Inc. He serves as a director of Aetna,
                   investment banking firm;       Inc., Honeywell Inc., Bright Horizons, Inc., Lincoln Center for
                   Chairman, Donaldson            the Performing Arts, and as a trustee of the Marine Corps
                   Enterprises, Inc., New York,   University Foundation, Carnegie Endowment for International
                   NY, private investment firm    Peace, the New York City Police Foundation, and the Foreign
                                                  Policy Association. He also serves as chairman of the Yale
                   Director since 1979            School of Management Advisory Board. Mr. Donaldson is chairman of the Corporate Employee Plans Investment Committee and a
                   Age: 66                        member of the Audit, Executive, Finance, and Nominating and
                                                  Corporate Governance Committees.
-----------------------------------------------------------------------------------------------------------------

                   JANE EVANS                     Employed by SmartTV since April 1995, Ms. Evans assumed her
  [PHOTO]                                         present position in January 1997. From 1991 to 1995 she served
                   Chief Executive Officer,       as vice president and general manager, Home & Personal Services
                   SmartTV, Burbank, CA,          Division of U.S. West Communications, Inc. Previously and from
                   portable interactivity and     1989, she was president and chief executive officer of the
                   electronic commerce            InterPacific Retail Group. Ms. Evans serves as a director of
                                                  BancOne-Arizona Corp., Georgia-Pacific Corporation, Kaufman and
                   Director since 1981            Broad Home Corporation and Main St. and Main. She is chair of the Committee on Public Affairs and Social Responsibility and a
                   Age: 53                        member of the Corporate Employee Plans Investment and
                                                  Nominating and Corporate Governance Committees.
-----------------------------------------------------------------------------------------------------------------

                   ROBERT E. R. HUNTLEY           Mr. Huntley retired as counsel to the law firm of Hunton &
  [PHOTO]                                         Williams in December 1995, a position he had held since
                   Retired lawyer, educator and   December 1988. Previously, Mr. Huntley had served as chairman,
                   businessman                    president and chief executive officer of Best Products Co.,
                                                  Inc., professor of law at Washington and Lee School of Law and
                   Director since 1976            president of Washington and Lee University. Mr. Huntley serves as a director of 360 Communications Corporation. He is chairman
                   Age: 68                        of the Audit Committee and a member of the Compensation,
                                                  Finance, and Public Affairs and Social Responsibility
                                                  Committees.
-----------------------------------------------------------------------------------------------------------------

                   RUPERT MURDOCH                 Mr. Murdoch became head of News Limited of Australia in 1954
   [PHOTO]                                        and in 1959 assumed the position of chief executive of the
                   Chairman and Chief Executive   subsequently formed parent company, The News Corporation
                   of The News Corporation        Limited, the interests of which include TV GUIDE and FOX
                   Limited, New York, NY,         BROADCASTING COMPANY in the United States and THE TIMES and
                   publishing, motion pictures    SUNDAY TIMES in the United Kingdom. He is a director of British
                   and television                 Sky Broadcasting Group plc. Mr. Murdoch is a member of the
                                                  Executive Committee.
                   Director since 1989
                   Age: 66
-----------------------------------------------------------------------------------------------------------------

                   JOHN D. NICHOLS                Mr. Nichols retired as chairman of Illinois Tool Works Inc. in
  [PHOTO]                                         May 1996, a position he had held since 1986. He had been chief
                   Retired; formerly Chairman,    executive officer from 1982 to September 1995. He serves as a
                   Illinois Tool Works Inc.,      director of Grand Eagle Companies Inc., Household International
                   Glenview, IL, engineered       Corporation, Rockwell International Corporation, Stone
                   components and industrial      Container Corporation, and Junior Achievement of Chicago, as a
                   systems and consumables        trustee of the Chicago Community Trust, the Lyric Opera of
                                                  Chicago, the Museum of Science and Industry, and the Chicago
                   Director since 1992            Symphony Orchestra, as a member of the Board of Overseers for
                                                  Harvard University, and as chairman of the Art Institute of
                   Age: 67                        Chicago. He is a member of the Corporate Employee Plans
                                                  Investment, Finance, Nominating and Corporate Governance, and
                                                  Public Affairs and Social Responsibility Committees.
-----------------------------------------------------------------------------------------------------------------

                   LUCIO A. NOTO                  Employed by Mobil continuously since 1962, Mr. Noto has served
  [PHOTO]                                         Mobil in various executive capacities, including president and
                   Chairman and Chief Executive   chief operating officer from 1993 to March 1, 1998 and chairman
                   Officer of Mobil Corporation,  and chief executive officer from March 1994 to the present. Mr.
                   Fairfax, VA                    Noto is a director of International Business Machines
                                                  Corporation and the American Petroleum Institute. He is a
                   Director since January 1998    member of The Council on Foreign Relations, the Business
                                                  Council, the Business Roundtable, The Trilateral Commission and
                   Age: 59                        the Urban Institute. He is a member of the Finance, and Public
                                                  Affairs and Social Responsibility Committees.
-----------------------------------------------------------------------------------------------------------------

                   RICHARD D. PARSONS             Mr. Parsons assumed his present position in February 1995.
  [PHOTO]                                         Previously, he had been chief executive officer of Dime
                   President, Time Warner Inc.,   Bancorp, Inc. (formerly The Dime Savings Bank of New York, FSB)
                   New York, NY, media and        from July 1990, having served as president and chief operating
                   entertainment                  officer from July 1988. He became chairman in 1991. From 1979 to July 1988, he had been a partner in the law firm of
                   Director since 1990            Patterson, Belknap, Webb & Tyler. Mr. Parsons also serves as a director of Citicorp, the Federal National Mortgage
                   Age: 49                        Association, Time Warner Inc., the Metropolitan Museum of Art,
                                                  Lincoln Center for the Performing Arts, Inc., and the
                                                  Rockefeller Brothers Fund, and as a trustee of Howard
                                                  University. He is a member of the Audit, Compensation,
                                                  Executive, Nominating and Corporate Governance, and Public
                                                  Affairs and Social Responsibility Committees.
-----------------------------------------------------------------------------------------------------------------

                   JOHN S. REED                   Mr. Reed assumed his present positions with Citicorp and
  [PHOTO]                                         Citibank, N.A., in 1984. He also serves as a director of
                   Chairman of Citicorp and       Monsanto Company, as a member of the Corporation of the
                   Citibank, N.A., New York, NY   Massachusetts Institute of Technology, and as a trustee of the
                                                  Memorial Sloan-Kettering Cancer Center. He is chairman of the
                   Director since 1975            Compensation Committee and a member of the Audit, Corporate
                                                  Employee Plans Investment, Executive, Finance, and Nominating
                   Age: 59                        and Corporate Governance Committees.
-----------------------------------------------------------------------------------------------------------------

                   CARLOS SLIM HELU               Mr. Slim assumed his present position in January 1991. He
  [PHOTO]                                         serves as chairman of the board of Telefonos de Mexico, S.A. de
                   Chairman of the Board of       C.V., Grupo Financiero Inbursa, Carso Global Telecom, Cigarros
                   Grupo Carso, S.A. de C.V.,     La Tabacalera Mexicana and Inversora Bursatil. He is also a
                   Mexico                         director of Empresas ICA Sociedad Controladora S.A. de C.V., and SBC Communications Inc. He is a member of the Corporate
                   Director since 1997            Employee Plans Investment Committee.
                   Age: 58
-----------------------------------------------------------------------------------------------------------------

                   STEPHEN M. WOLF                Mr. Wolf assumed his present position in January 1996.
  [PHOTO]                                         Previously and from August 1994, he was senior advisor in the
                   Chairman and Chief Executive   investment banking firm of Lazard Freres & Co. LLC. Previously
                   Officer of US Airways Group,   and from 1987, he was chairman and chief executive officer of
                   Inc. and US Airways, Inc.,     UAL Corporation and United Air Lines, Inc. He serves as a
                   Arlington, VA                  director of R.R. Donnelley & Sons Company and as a trustee of
                                                  Georgetown University, The Brookings Institution and the
                   Director since 1993            Alzheimer's Disease and Related Disorders Association. He is a
                                                  member of the Audit, Compensation, Nominating and Corporate
                   Age: 56                        Governance, and Public Affairs and Social Responsibility
                                                  Committees.
-----------------------------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. During 1997, non-employee directors received an annual retainer of $40,000 and fees of $1,000 for each Board meeting attended, $1,000 ($2,000 for the chairman) for each meeting attended of the Board Committees described above, and $500 ($1,000 for the chairman) for each other committee meeting attended. The chairmen of the Audit and Compensation Committees received $10,000 annual retainers for additional services rendered in connection with committee chairman responsibilities, while the other Board committee chairmen received annual retainers of $5,000. Effective January 1, 1998, Board meeting fees were increased to $1,500 per meeting, and the meeting fees paid to committee chairmen were increased to $2,500.

Each non-employee director receives an annual share distribution equal to the lesser of (i) 1,200 shares, or (ii) that number of shares of Common Stock having an aggregate fair market value equal to the annual retainer paid during the preceding 12 months. On May 1, 1997, each eligible director received 932 shares of Common Stock.

A non-employee director may elect to defer meeting fees and all or part of the annual retainer. Deferred amounts are "credited" to an unfunded account and may be "invested" in seven "investment choices," including a Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Philip Morris Deferred Profit-Sharing Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

The Company has entered into employment agreements with each of its officer-directors as described below under "Executive Compensation--Employment Contracts, Termination of Employment and Change of Control Arrangements."

CERTAIN TRANSACTIONS

A subsidiary of Philip Morris International Inc. ("PMI") is a joint venture partner in a Mexican cigarette business with Grupo Carso, S.A. de C.V. During 1997, PMI purchased an increased interest in the business from Grupo Carso for approximately $400 million, as a result of which, PMI's equity interest increased from 28.8% to 50%. Subsequently, Mr. Slim, the chairman and controlling shareholder of Grupo Carso, became a director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

    - Support the Company's efforts to develop world-class leaders;

    - Match the Company's compensation plans to its business strategies, as well as the external environment;

    - Maximize profitability through growth and efficiency, balancing appropriately the short-term and long-term goals of the Company;

    - Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical objectives; and

    - Align the interests of managers with those of stockholders through the use of equity-based incentive awards to link a significant portion of compensation to stock performance.

The Committee considered the following with respect to its actions during 1997 under the Company's compensation programs:

    - The financial performance of the Company compared with its annual goals, as measured by earnings-per-share growth, return on equity, volume growth, cost reductions and implementation of strategic initiatives with respect to targeted acquisitions and divestitures, as well as relevant financial comparisons to the companies within the Peer Group, such as total stockholder return and net income growth;

    - The size and complexity of the Company compared with companies in the Peer Group;

    - The increased risk and uncertainty associated with the business, litigation and regulatory environment in which the Company's domestic tobacco business currently operates; and

    - The effort to achieve a comprehensive resolution to the litigation and regulatory issues affecting the domestic tobacco industry and the impact of this effort on compensation issues, including issues of employee retention.

Based on its subjective evaluation of these factors, the Committee determined that it was appropriate to target a total compensation pay objective within the upper quadrant, or fourth quartile, of the Peer Group. Based on the most recent information available, total compensation for the executive officer group ranked within the upper, or fourth, quartile relative to the compensation paid by the Peer Group. To achieve a further correlation between executive compensation and performance, approximately two-thirds of the compensation awarded to the executive officer group in 1997 was at-risk incentive compensation directly related to the performance of the Company and its business units. This includes annual cash bonuses, long-term performance awards and long-term incentive stock awards. By design, the majority of executive officers' at-risk compensation consists of equity-based compensation.

BASE SALARY. Base salary is based on a qualitative evaluation of a variety of factors, including level of responsibility, time in position, prior experience, individual performance and a comparison to salaries paid within the Peer Group.

ANNUAL INCENTIVES. Annual cash bonuses are provided to senior executives and middle-management employees. Early in 1997, the Committee approved a compensation formula based on earnings per share to determine the annual incentive awards for those officers (the "covered officers") whose compensation may be subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code ("IRC") (including those named in the Summary Compensation Table).

The annual incentive payments for 1997 for the remaining participants were based upon a qualitative evaluation of corporate and business unit performance. Specific weights were not assigned to the factors considered. At the corporate level, the performance factors were cash flow, return on equity, net earnings and earnings per share as measured against the prior year, as well as against the annual business plan. Comparisons to the Peer Group and certain strategic measures, such as response to the business, regulatory and litigation environment, portfolio management, employee diversity and management development were also considered. At the business unit level, volume, return on assets, cash flow, operating income, and strategic measures were measured against the prior year and the annual business plan.

In 1997, awards to the covered officers were based upon the Company's performance on earnings per share and the Committee's subjective assessment of each executive's individual contribution. For the other corporate participants, targeted goals were exceeded and bonuses were awarded accordingly. Performance varied across the individual business units, and bonuses were awarded at, above or below target levels, accordingly.

LONG-TERM INCENTIVES. The Company's 1997 Performance Incentive Plan (the "1997 Plan"), approved by shareholders at the 1997 Annual Meeting, provides for stock options, stock appreciation rights ("SARs"), restricted stock, annual and long-term performance awards, and other "stock-based" awards to be granted to key executives who contribute to the management, growth and profitability of the Company.

    - STOCK OPTIONS. In 1997, the Committee targeted its stock option award guidelines at the 65th percentile of the Peer Group. The size of actual stock option awards was adjusted upward or downward based on a subjective evaluation of individual contribution and potential.

    - RESTRICTED STOCK. The Committee granted restricted stock awards to 81 executives, including two of the executive officers named in the Summary Compensation Table. The decision to grant restricted stock was made to recognize and reward individuals with high potential and to address specific retention and leadership development needs. The amount of the restricted stock awarded was based on the Committee's subjective assessment of an individual's potential contribution to the future growth and success of the Company.

      The restricted shares vest only after the participant's continued employment with the Company for a five-year period following the date of grant. However, the restricted shares granted to covered officers vest only at retirement at age 65, unless the Committee determines that continuation of the vesting period will no longer be necessary to assure deductibility.

    - LONG-TERM PERFORMANCE AWARDS. A three-year long-term performance cycle under the predecessor to the 1997 Plan began January 1, 1995, and concluded December 31, 1997.

      The awards for the covered officers were payable in cash and based on a formula tied to the achievement of cumulative net income during the performance cycle once a cumulative earnings-per-share hurdle was exceeded and on an evaluation of each executive's performance.

      Awards payable in cash to the other participants were based on a qualitative evaluation of individual business unit performance relative to the strategic plan and on an assessment of individual performance. The performance factors vary by business unit and include quantitative financial measures such as income from operations, cash flow, volume and return on assets, and strategic measures such as market share, portfolio management and management development.

      No specific weights were assigned to the factors considered; however, the individual performance factor was limited to an adjustment of plus or minus 25%. Performance varied across the business units, and long-term awards were awarded at, above or below target levels, accordingly.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Effective July 1, 1997, Mr. Bible's annual base salary was increased from $1,250,000 to $1,500,000. Mr. Bible last received an increase in base salary on July 1, 1995. The determination to increase Mr. Bible's salary was based on a qualitative evaluation of salaries paid to chief executive officers of other companies in the Peer Group and Mr. Bible's contribution to the performance of the Company.

In addition to base salary, Mr. Bible earned an annual incentive award for 1997 in accordance with the formula established at the beginning of the year, which was applicable to all covered officers. Mr. Bible's bonus ranked within the upper quartile of bonuses paid to the chief executive officers in the Peer Group.

In 1997, the Committee awarded Mr. Bible a ten-year nonqualified stock option for 1,000,000 shares with an exercise price equal to the fair market value of the stock on the date of grant. The stock option award was granted in tandem with stock appreciation rights that are payable only in shares of stock, the exercise of which results in the cancellation of the corresponding option. The Committee has observed that Mr. Bible has generally held his stock options until they were about to expire, and has not disposed of option shares except as needed to cover an option's exercise price and related taxes, thus making stock options a particularly effective long-term incentive and award mechanism for further aligning his interests with those of stockholders.

The primary factors considered in determining the size of Mr. Bible's stock option award were Mr. Bible's performance with respect to the achievement of key strategic, financial and management development objectives, including his efforts to achieve a comprehensive resolution of litigation and regulatory issues facing the domestic tobacco business, to ensure that top executive succession plans are in place, and the desire to achieve an equitable position for Mr. Bible comparable to that of other chief executive officers in the Peer Group and other Fortune 100 companies.

Mr. Bible's contribution to the performance of the Company is illustrated in the table below. This table sets forth measures of the Company's financial performance for 1997 and shows the compound annualized rate of change in those measures from the 12-month period preceding Mr. Bible's tenure as chief executive officer, which began on June 20, 1994.

                                                                      12 MONTHS ENDED         COMPOUNDED
                                                                   ----------------------  ANNUALIZED RATE
ELEMENT OF COMPANY PERFORMANCE                                      6/30/94    12/31/97       OF CHANGE
-----------------------------------------------------------------  ---------  -----------  ----------------
- Net Earnings (in millions).....................................  $   3,709  $     6,310      +16.4%/year
- Operating Cash Flow(1) (in millions)...........................      6,633        8,715      + 8.1%/year
- Market Value at End of Period (in millions)....................     44,700      109,753      +29.3%/year
- Annualized Dividend Rate per Share.............................        .92         1.60      +17.1%/year
- Basic Earnings per Share.......................................       1.42         2.61      +19.0%/year
- Return on Equity...............................................       30.9%        43.3%    +12.4 points(2)

------------------------

(1) Before income taxes on sales of businesses and interest payment on zero coupon bonds.

(2) Total percentage-point increase.

Mr. Bible also received an award under the long-term performance plan in accordance with the formula established at the beginning of 1995 and applicable to all covered officers. Mr. Bible's long-term incentive compensation awards rank within the upper quartile of awards made to the chairmen and chief executive officers of the Peer Group. The amount of his total compensation also places Mr. Bible within the upper quartile relative to the Peer Group.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY. Section 162(m) of the IRC generally limits to $1,000,000 the annual tax-deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided that certain conditions are satisfied.

The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, restricted stock and stock option awards. However, notwithstanding the Company's general policy, the Committee has authorized and will continue to retain the authority to authorize payments that may not be deductible if it believes that it is in the best interests of the Company and its stockholders. The Committee determined, after an analysis of competitive practices and a thorough review of alternatives, that it was appropriate to continue to pay Mr. Bible a base salary in excess of $1,000,000. This action will cause a portion of his compensation to exceed the $1,000,000 deductibility limit. Certain other elements of annual compensation, such as perquisites, dividends paid in cash on restricted stock, payments related to reducing unfunded retirement benefits, tax reimbursements, and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may cause a portion of covered officers' income to exceed the deductibility limit.

COMPENSATION COMMITTEE:

John S. Reed, Chairman
Harold Brown
Robert E. R. Huntley
Richard D. Parsons
Stephen M. Wolf

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following graph compares the cumulative total stockholder return on Philip Morris Common Stock for the last five years with the cumulative total return for the same period of the Peer Group(1), S&P 500 Index and S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices(2). The graph assumes the investment of $100 in Philip Morris Common Stock, the Peer Group, the S&P 500 Index and the S&P 500 Foods/Beverages/Tobacco Indices on December 31, 1992, and reinvestment of all dividends.

As can be seen in the graph, Philip Morris' five-year cumulative total stockholder return has been affected by the Company's pricing strategy in domestic tobacco during 1993 to preserve and increase stockholder value over the long term, and the intense external environment in which the Company's domestic tobacco business has operated recently.

In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results as discussed in the Compensation Committee Report on Executive Compensation.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PHILIP MORRIS COMPANIES INC.    PEER GROUP(1)    S&P 500      S&P FOODS/BEV/TOBACCO(2)
12/92                           $ 100.00         $ 100.00    $ 100.00                      $ 100.00
12/93                              75.76           104.73      110.03                         95.38
12/94                              82.70           114.10      111.53                        102.50
12/95                             135.99           163.42      153.30                        133.24
12/96                             178.07           212.48      188.40                        156.48
12/97                             222.17           289.98      251.17                        211.35

------------------------

(1) The Peer Group consists of the following companies, selected on the basis of size, complexity and return to stockholders: American Home Products Corporation, Amoco Corporation, Anheuser-Busch Companies, Inc., ARCO, The Boeing Company, Bristol-Myers Squibb Company, Chevron Corporation, The Coca-Cola Company, ConAgra, Inc., CPC International, Inc. (now known as Bestfoods), E.I. du Pont de Nemours and Company, Exxon Corporation, General Electric Company, General Mills, Inc., H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Merck & Company, Inc., Mobil Corporation, PepsiCo, Inc., Pfizer, Inc., The Procter & Gamble Company, RJR Nabisco Holdings Corp., Sara Lee Corporation and Texaco, Inc.

(2) No standardized industry index is considered a comparable peer group. The following companies constitute the S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices: Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., CPC International, Inc. (now known as Bestfoods), General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, The Seagram Company, Ltd., Unilever N.V., UST Inc., and Wm. Wrigley Jr. Company. Although the Company is a component of the S&P 500 Tobacco Index, it has been excluded for the purpose of this presentation.

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                      --------------------------------------
                                                                                                AWARDS
                                                        ANNUAL COMPENSATION           ---------------------------
                                               -------------------------------------                  SECURITIES    PAYOUTS
                                                                      OTHER ANNUAL      RESTRICTED    UNDERLYING   ---------
NAME AND PRINCIPAL POSITION           YEAR      SALARY      BONUS     COMPENSATION    STOCK VALUE(1)    OPTIONS     LTIP(2)
----------------------------------  ---------  ---------  ---------  ---------------  --------------  -----------  ---------
                                                   $          $             $               $            SHS.          $
Geoffrey C. Bible.................       1997  1,375,000  1,900,000       142,505(4)           -0-     1,000,000   6,000,000
  Chairman of the Board and              1996  1,250,000  1,562,500        39,191(4)     5,700,000       600,000         -0-
  Chief Executive Officer                1995  1,125,000  1,350,000        21,929              -0-       420,000         -0-

Murray H. Bring...................       1997    843,327  1,050,000        63,284(4)     2,118,025       200,000   3,050,000
  Vice Chairman, External Affairs,       1996    695,000    800,000        22,022(4)           -0-       600,000         -0-
  and General Counsel(a)                 1995    650,000    650,000         1,380              -0-       180,000         -0-

William H. Webb...................       1997    745,673    825,000        49,032(4)           -0-       159,600   2,775,000
  Chief Operating Officer(b)             1996    618,750    690,000        18,384(4)           -0-       360,000         -0-
                                         1995    575,000    600,000           -0-        1,490,000       180,000         -0-

Louis C. Camilleri................       1997    661,667    725,000         6,466(4)     1,477,963       118,600   2,450,000
  Senior Vice President,                 1996    578,333    550,000           -0-              -0-       270,000         -0-
  Chief Financial Officer(c)             1995    449,728    450,000           -0-              -0-        55,800         -0-

Andreas Gembler...................       1997    615,774    650,000           -0-              -0-       109,500   2,525,000
  President and Chief Executive
  Officer, Philip Morris
  International Inc.(d)

                                        ALL OTHER
NAME AND PRINCIPAL POSITION          COMPENSATION(3)
----------------------------------  -----------------
                                            $
Geoffrey C. Bible.................         206,250
  Chairman of the Board and                187,500
  Chief Executive Officer                  157,657
Murray H. Bring...................         126,499
  Vice Chairman, External Affairs,         104,250
  and General Counsel(a)                    91,090
William H. Webb...................         111,851
  Chief Operating Officer(b)                92,813
                                            80,903
Louis C. Camilleri................          99,250
  Senior Vice President,                    88,046
  Chief Financial Officer(c)                58,205
Andreas Gembler...................          65,385
  President and Chief Executive
  Officer, Philip Morris
  International Inc.(d)

------------------------------

(a) Mr. Bring was promoted from Executive Vice President, External Affairs, and General Counsel to his current position in March 1997.

(b) Mr. Webb was promoted from President and Chief Executive Officer, Philip Morris International Inc., to his current position in March 1997.

(c) Mr. Camilleri was promoted from President and Chief Executive Officer, Kraft Foods International, Inc., to his current position in November 1996; in 1995 he had been appointed Vice President, Corporate Business Strategy in February and Senior Vice President, Corporate Planning, of the Company in August.

(d) Mr. Gembler was promoted from President Eastern Europe/Middle East/Africa, Philip Morris International Inc. to his current position in March 1997.

(1) Dollar values of restricted stock awards are based on the closing price of Common Stock on the date of grant. The awards reflected in the table, together with shares resulting from the reinvestment of dividends thereon, will vest at retirement at age 65 unless otherwise determined by the Compensation Committee. During 1997, dividends on the restricted stock awards, otherwise payable in cash to the covered officers, were paid in additional shares of restricted stock, with the exception of dividends from the 1996 award to Mr. Bible, which were paid in cash. At December 31, 1997, each of the named executive officers held shares of restricted stock, with a value at such date as follows: Mr. Bible, 440,681 shares, $19,940,815; Mr. Bring, 227,677 shares, $10,302,384; Mr. Webb,
140,449 shares, $6,355,317; Mr. Camilleri, 38,100 shares, $1,724,025; and Mr.
Gembler, 48,000 shares, $2,172,000.

(2) In 1997, a limited number of senior executives earned long-term performance awards for performance covering a three-year cycle commencing January 1, 1995, and ending December 31, 1997. The awards to the executive officers named in this table were based on a formula fixed in 1995 and tied to achievement of cumulative net income over a three-year period once an adjusted earnings-per-share hurdle had been exceeded.

(3) The amounts in this column consist of allocations to defined contribution plans.

The Company provides funding for individual trusts for the covered officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1997, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers to provide funding for allocations to Philip Morris supplemental defined contribution plans for prior years (previously reportable as "All Other Compensation") and, except as noted, for earnings through the end of 1996 on such allocations: Mr. Bible, $174,010 (allocations and earnings through June 30, 1997); Mr. Bring, $120,463; Mr. Webb, $102,321; and Mr.
Camilleri, $83,838. The funding of these amounts is not intended to increase total promised benefits.

(4) Includes reimbursement for taxes on a portion of the earnings on assets held in trusts of individual officers. These trust assets offset amounts, otherwise payable by the Company, for vested benefits under supplemental retirement plans and are not intended to increase total promised benefits.

1997 OPTION GRANTS

                                NUMBER OF      PERCENT OF
                                 SHARES       TOTAL OPTIONS
                               UNDERLYING      GRANTED TO
                                 OPTIONS      EMPLOYEES IN     EXERCISE    EXPIRATION DATE       GRANT DATE
NAME                             GRANTED       FISCAL YEAR       PRICE           (1)          PRESENT VALUE (2)
-----------------------------  -----------  -----------------  ---------  ------------------  -----------------
Geoffrey C. Bible............    1,000,000(3)          6.21%   $  43.875      June 22, 2007    $    10,830,000
Murray H. Bring..............      200,000(3)          1.24       43.875      June 22, 2007          2,166,000
William H. Webb..............      159,600           0.99         43.875      June 22, 2007          1,728,468
Louis C. Camilleri...........      118,600           0.74         43.875      June 22, 2007          1,284,438
Andreas Gembler..............      109,500           0.68         43.875      June 22, 2007          1,185,885

------------------------

(1) Options that expire on June 22, 2007, are not exercisable until one year after the date of grant. However, in the case of death, permanent disability or retirement, the Compensation Committee has the discretion to accelerate vesting.

(2) In accordance with Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, a factor of 27.861% was assigned to the volatility of the Common Stock, based on the monthly closing stock prices and dividends for the five-year period preceding the grant date; the yield on the Common Stock was set at 3.65%, based on an annual dividend rate of $1.60 per share (the dividend rate in effect at the time the options were granted); the risk-free rate of return was fixed at 6.38%, the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistical Release H.15(159); and an estimated time period of five years until exercise was used. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Common Stock over the exercise price on the date the option is exercised.

(3) Stock option award granted in tandem with stock appreciation rights payable only in shares of Common Stock.

1997 OPTION EXERCISES AND YEAR-END VALUES

                                                                    TOTAL NUMBER OF
                                                                   SHARES UNDERLYING          TOTAL VALUE OF UNEXERCISED
                                    NUMBER                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                   OF SHARES                            HELD AT                        HELD AT
                                   ACQUIRED                        DECEMBER 31, 1997             DECEMBER 31, 1997(1)
                                      ON           VALUE      ----------------------------  ------------------------------
NAME                               EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------  -----------  -------------  ------------  --------------  --------------  --------------
Geoffrey C. Bible...............      84,000   $   2,938,250    3,368,160       1,000,000   $   72,191,322   $  1,375,000
Murray H. Bring.................     117,090       2,766,251      679,830         440,000       10,213,634      1,535,000
William H. Webb.................      60,000       1,443,750      446,280         315,600        7,369,070      1,038,450
Louis C. Camilleri..............         -0-             -0-      250,140         262,600        4,016,225        919,075
Andreas Gembler.................     183,120       2,849,810      126,000         253,500        1,120,875        906,563

------------------------

(1) Based on the closing price of the Common Stock of $45.25 on December 31, 1997.

PENSION PLAN TABLE--PHILIP MORRIS RETIREMENT PLAN

  FIVE-YEAR
   AVERAGE                                YEARS OF SERVICE(1)
    ANNUAL      -----------------------------------------------------------------------
 COMPENSATION       15            20             25             30             35
--------------  -----------  -------------  -------------  -------------  -------------
$500,000.....   $   129,849  $     173,132  $     216,415  $     259,698  $     302,982
750,000......       195,474        260,632        325,790        390,948        456,107
1,000,000....       261,099        348,132        435,165        522,198        609,232
1,250,000....       326,724        435,632        544,540        653,448        762,357
1,500,000....       392,349        523,132        653,915        784,698        915,482
1,750,000....       457,974        610,632        763,290        915,948      1,068,607
2,000,000....       523,599        698,132        872,665      1,047,198      1,221,732
2,250,000....       589,224        785,632        982,040      1,178,448      1,374,857
2,500,000....       654,849        873,132      1,091,415      1,309,698      1,527,982
2,750,000....       720,474        960,632      1,200,790      1,440,948      1,681,107
3,000,000....       786,099      1,048,132      1,310,165      1,572,198      1,834,232

------------------------

(1) At February 1, 1998, Messrs. Bible, Bring, Webb, Camilleri and Gembler had accredited service of 14, 23, 32, 19 and 30 years, respectively.

Messrs. Bible, Bring, Webb, Camilleri and Gembler participate in the tax-qualified Philip Morris Salaried Employees Retirement Plan and one or more supplemental nonqualified pension plans (collectively, the "Retirement Plan"). The Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable Social Security covered compensation amount. Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1997, five-year average annual compensation for Mr. Bible was $2,078,500; Mr. Bring, $1,158,558; Mr. Webb, $1,052,370; Mr. Camilleri, $712,030; and Mr. Gembler, $685,281.
However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average annual compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average annual compensation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 1998. Mr. Bible is also eligible to receive a retirement benefit under the retirement plan of a Swiss subsidiary of the Company and under nonqualified supplemental pension plans based on the Swiss pension plan formula. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan, an annual benefit of Sfr.801,541 (approximately $543,418 on February 2, 1998). Messrs. Bible, Camilleri and Gembler are also eligible for benefits under one or more pension plans of other Company subsidiaries. These benefits offset, and are not in addition to, benefits provided under the Philip Morris Retirement Plan. The Company provides funding for individual trusts for the covered officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1997, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers with respect to benefits previously accrued under the Philip Morris supplemental pension plans:

Mr. Bible, $2,240,317; Mr. Bring, $501,540; Mr. Webb, $1,666,090; and Mr.
Camilleri, $58,693. These amounts offset benefits previously accrued and do not increase total promised benefits.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed upon payments under the agreement.

Mr. Bring has entered into an employment agreement with the Company that provides, among other things, for a minimum base salary and participation in benefit plans, including an enhanced retirement benefit.

                         OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information regarding beneficial ownership of Common Stock as of February 2, 1998, by each director, nominee for director, and executive officer named in the Summary Compensation Table and by the directors and executive officers of the Company as a group. The beneficial ownership of each director and executive officer and of the group is less than 1% of the outstanding shares.

                                                                  SOLE VOTING
NAME                                                        AND INVESTMENT POWER(1)    OTHER(2)        TOTAL
----------------------------------------------------------  ------------------------  -----------  -------------
Elizabeth E. Bailey.......................................              16,130                            16,130
Geoffrey C. Bible.........................................           3,368,639            516,540      3,885,179
Murray H. Bring...........................................             747,258            227,677        974,935
Harold Brown..............................................                                 14,735         14,735
Louis C. Camilleri........................................             295,797             38,325        334,122
William H. Donaldson......................................              36,335                            36,335
Jane Evans................................................              13,805                            13,805
Andreas Gembler...........................................             232,676             48,000        280,676
Robert E. R. Huntley......................................              26,435              3,600         30,035
Rupert Murdoch............................................              84,035                            84,035
John D. Nichols...........................................              13,430              2,400         15,830
Lucio A. Noto.............................................                                 13,951         13,951
Richard D. Parsons........................................               9,900                             9,900
Roger S. Penske...........................................              10,235                            10,235
John S. Reed..............................................              47,432                            47,432
Carlos Slim Helu..........................................
William H. Webb...........................................             510,615            140,449        651,064
Stephen M. Wolf...........................................               7,130                             7,130
Group.....................................................           9,187,881          1,387,321     10,575,202

---------------

(1) Includes maximum number of shares subject to purchase before April 2, 1998, upon the exercise of stock options, as follows: Mr. Bible, 3,368,160; Mr. Bring, 739,830; Mr. Camilleri, 286,140; Mr. Gembler, 162,000; Mr. Webb, 485,280; and
group, 8,152,545.

(2) Includes shares owned or held by spouses, minor children and other relatives sharing the home of the director or executive officer. In certain cases, beneficial ownership of these shares is disclaimed. Also includes shares owned or held jointly with spouses, shares of restricted stock held by executive officers and shares held in certain fiduciary capacities (including such holdings by a spouse).

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock.

                                                                                                     PERCENT OF
                                                                                    NUMBER OF       COMMON STOCK
                                                                                      SHARES       OUTSTANDING ON
NAME AND ADDRESS OF                                                                BENEFICIALLY     FEBRUARY 27,
  BENEFICIAL OWNER                                                                    OWNED             1998
--------------------------------------------------------------------------------  --------------  -----------------
FMR Corp........................................................................     203,416,317(1)          8.38%
82 Devonshire Street
Boston, MA 02109

---------------

(1) According to Schedule 13G, dated February 14, 1998, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 1997, (i) Fidelity, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 190,696,800 shares of Common Stock in its capacity as investment adviser to various registered investment companies (the "Fidelity Funds") (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company, a bank that is wholly-owned by FMR Corp., was the beneficial owner of 11,617,077 shares of Common Stock; (iii) Mr. Johnson was the beneficial owner, either directly or through trusts, of 65,250 shares of Common Stock; and (iv) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 1,037,190 shares of Common Stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of Common Stock beneficially owned by the other.

                             SELECTION OF AUDITORS

Upon the recommendation of the Audit Committee and subject to stockholder approval, the Board has retained Coopers & Lybrand L.L.P. as the Company's auditors for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has been the independent accountants of the Company since 1933. A representative of Coopers & Lybrand L.L.P. will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

THE BOARD RECOMMENDS A VOTE FOR THE SELECTION OF COOPERS & LYBRAND L.L.P.

                             STOCKHOLDER PROPOSALS

Stockholders have submitted the two proposals set forth below. The proposals have been duly considered by the Board, which has concluded that their adoption would not be in the Company's best interests. For the reasons set forth after each proposal, the Board recommends a vote AGAINST each proposal.

       PROPOSAL 1--PROTECTING YOUTH FROM SMOKING IN DEVELOPING COUNTRIES

The Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969, claiming beneficial ownership of 3,000 shares of Common Stock, together with four co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

"WHEREAS, our Company has launched a campaign to prevent youth from smoking in the United States called "Action Against Access." It calls for the company not to offer free samples of cigarettes or send cigarettes through the mail, place warnings of packages indicating that sales to minors is prohibited, support laws prohibiting tobacco sales to minors and train retailers not to sell to minors. We see this as an important step;

-- Due, in great part to our company's major marketing thrust, Philip Morris' sale of cigarettes have soared in international markets, particularly in the developing countries of Asia and Eastern Europe;

-- A recent study among school children (average age 10) in Hong Kong found that 95% of the children recognize the brand name Marlboro;

-- At the same time, a 1992 Bush Administration, U.S. Government Accounting Office report on "International Trade: Advertising and Promoting U.S. Cigarettes in Selected Asian Countries," indicated extensive violation of host country codes by U.S. cigarette companies;

-- A NEW YORK TIMES article (05/15/94) noted that: "Most governments in Asia have launched anti-smoking campaigns, but their efforts tend to be overwhelmed by the Madison Avenue glitz unleashed by the cigarette giants. Several Asian nations have banned cigarette advertising on television and radio in recent years. But the tobacco companies often find ways around the bans through indirect promotions that skirt the law--sports events, glossy advertisements for clothing brands or travel agencies that bear that name and logo of a cigarette brand;"

-- Our company has used movie stars popular with U.S. teens, such as Roger Moore and Tom Beringer, to advertise its cigarettes in Asia;

-- Our company was sued in the Philippines in 1987 by alleging that our company advertised and marketed cigarettes to Filipino children using methods that are prohibited in the United States. Successful litigation in the Philippines or other developing countries could adversely effect the value of our stock;

-- Lawsuits in the United States have alleged that, decades ago, our company conducted advertising and marketing practices that enticed children to smoke. If these lawsuits are successful the value of our stock could be effected and used by people in other nations where similar actions may be demonstrated;

-- The World Health Organization (WHO) estimates that by the time young smokers from developing countries reach their middle age years (2025), 7 million deaths from smoking will occur each year in those countries. These figures represent epidemic proportions;

RESOLVED that shareholders request management to implement the same programs that the Company has voluntarily proposed and adopted in the United States to prevent youth from smoking and buying our cigarettes in developing countries.

                              Supporting Statement

Much of the recent growth in cigarette sales has taken place in developing countries. We think this proposal takes a fair and reasonable approach. To protect children from developing countries from smoking and protect our company in future litigation, we urge shareholders to vote FOR this proposal."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company shares the proponents' desire to prevent youth smoking and is committed to taking action to prevent the sale of cigarettes to minors. However, we believe that effective programs to combat youth smoking must be adapted to local conditions, many of which are vastly different than those in the United States. The products of Philip Morris International, our international tobacco business, are sold in numerous countries around the world, each with its own culture, laws and market conditions.

The proposal asks us to take a program specifically designed for the United States and apply it without regard to its effectiveness under local conditions. For example, many elements of the Company's domestic program seek to assure compliance with minimum-age laws that are already on the books in every state. Transplanting a program based on these legal restrictions is not the most effective way to curtail youth smoking in countries that lack minimum-age laws.

Nor is the unilateral imposition of our U.S.-oriented program likely to have the desired effect in countries in which Philip Morris International is a relatively small competitor. More than half of all the cigarettes sold outside the United States are manufactured by companies owned by foreign governments. In countries such as these, we believe it is better to work with local governments than to act alone, ineffectively. In contrast to the proposal's well-intentioned but "one size fits all" approach, we believe it makes more sense to continue to take action against youth smoking in a manner that recognizes the diversity of the markets in which Philip Morris International operates.

To this end, we have initiated 60 programs against youth smoking in 36 countries and are increasing the momentum. We launched 18 new programs last year and will launch 35 more programs this year. In developing countries, these programs have included the creation of retailer-endorsed campaigns where there are no minimum-age laws; support for retail education programs and the posting of minimum-age notices at retail; and educational programs to dissuade minors from smoking. As we move forward, the Company is committed to further initiatives, working proactively with government, public health authorities and, importantly, other participants in the industry, to achieve more effective results than those which the Company could achieve unilaterally. We will, for example, work with others to support minimum-age laws in countries where they are not yet in effect, and we intend to work with educational institutions to develop and put in place more effective youth anti-smoking programs.

This proposal was defeated by stockholders at the 1997 Annual Meeting. Your Board continues to believe that the action requested by the proponents is not an effective approach to the important issue of youth smoking in developing countries.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

 PROPOSAL 2--ESTABLISH A REVIEW COMMITTEE TO INVESTIGATE AND RECOMMEND ACTIONS
                 RELATED TO SMUGGLED CIGARETTES OF THE COMPANY

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, claiming beneficial ownership of 300 shares of Common Stock, submitted the proposal set forth below.

"WHEREAS a recent front-page expose in THE NEW YORK TIMES, headlined "Cigarette Makers Are Seen As Aiding Rise in Smuggling," noted that the "tobacco giants deny" any "role in illegal trade," but that "inquiries show there may be one."

-- The article states that "the largest tobacco companies are selling billions of dollars of cigarettes each year to traders and dealers who funnel them into black markets in many countries, say law enforcement officials and participants in the trade. In the last decade, the volume of cigarette smuggling around the world has nearly tripled, according to a leading tobacco research organization. This reflects a general surge in cigarette sales abroad, especially for American brands. And industry officials acknowledge that a sizable share--the researchers say one-fourth--of the cigarettes sold overseas pass through smuggling rings set up to evade foreign taxes and sell major brands at a discount."

-- The article also noted "the companies say they do nothing to encourage the smuggling and do not condone it. But recent criminal investigations in several countries show that people in the tobacco industry have played a significant role at times in stimulating and fueling it."

-- Specific mention was made of "two organized crime groups in Italy [who] take in $500 million a year by smuggling in Marlboros they buy from Swiss dealers selling products made by the Philip Morris Companies, America's largest cigarette maker." It continued, "If the companies say they do not, 'It's a lie,' said Corrado Bianchi, who said he had sold Philip Morris cigarettes as a dealer in Switzerland before retiring two years ago. 'Of course they know."'

-- One of our competitors' employees has already been indicted by a federal grand jury for conspiring to defraud the U.S. of tax revenue in a cigarette smuggling scheme into Canada. "By selling 24,000 cases of these cigarettes tax-free, the conspirators made over a million dollars in windfall profits," U.S. Attorney Eddie J. Jordan said in a statement issued with the indictments. (LOS ANGELES TIMES, May 24, 1996). This amount pales in comparison to what is expected to be lost by such smuggling on a global basis.

-- We believe that the scope of this smuggling may force changes in the $368.5 billion settlement being negotiated with the American tobacco industry by the Clinton Administration.

RESOLVED: the shareholders request the Board to establish an independent committee of independent directors to determine the extent of our Company's involvement directly or indirectly in smuggling its cigarettes throughout the world and to make whatever recommendations are appropriate to ensure that our Company is not involved in any way in marketing its cigarettes in ways that assist smuggling. This Committee shall report its findings and recommendations to the shareholders prior to the 1999 annual meeting."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Your Board does not believe that it is necessary or appropriate to take the actions requested by the proponent. The Company already has in place a worldwide business conduct policy that requires employees of the Company and its subsidiaries to comply with the laws and regulations of the countries in which they do business. The policy is monitored on a continuing basis, and significant violations are brought to the attention of the Audit Committee, a Committee composed entirely of independent directors. The newspaper article to which the proponent refers makes reference to an investigation concerning cigarette smuggling involving an employee of a competitor. To the Company's knowledge, the investigation is not directed at the Company, its subsidiaries or employees. If it were, that would be brought to the attention of the Audit Committee in the normal course of business. Accordingly, the Company already has in place proper procedures to deal with this type of issue.

Cigarette smuggling is primarily a serious problem in a few foreign countries with heavily taxed products or products that are subjected to trade barriers. The principal factors associated with these problems are national tax and trade policies, the effectiveness of governmental enforcement efforts, and overall cultural attitudes toward tax discipline. Contraband cigarettes compete unfairly with legitimately distributed products of the Company in problem countries, and the Company's tobacco subsidiaries cooperate with the governments of these countries to help them in their efforts to reduce or eliminate the problem.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that it is possible that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, including proposals omitted from this proxy statement and accompanying proxy pursuant to the rules of the Securities and Exchange Commission, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $21,000, plus reimbursement of out-of-pocket expenses.

                              1999 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Secretary of the Company.

The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 1999 Annual Meeting, presently anticipated to be held April 29, 1999, notice of the nomination must be received by the Company between October 20 and November 19, 1998. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 1999 Annual Meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. For a matter to be included in the Company's proxy statement and proxy for the 1999 Annual Meeting, notice must be received by the Company on or before November 19, 1998. In each case, the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                          G. Penn Holsenbeck

                                          VICE PRESIDENT AND SECRETARY

March 19, 1998

                                     [LOGO]
                                 PHILIP MORRIS

                                 COMPANIES INC.

 NOTICE OF
 ANNUAL MEETING
 OF STOCKHOLDERS
 THURSDAY,
 APRIL 30, 1998
 AND PROXY
 STATEMENT

                        PHILIP MORRIS COMPANIES INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       ANNUAL MEETING APRIL 30, 1998
P
R
O   Geoffrey C. Bible and Murray H. Bring, and each of them, are appointed
X   attorneys, with power of substitution, to vote, as indicated on the matters
Y set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing Center, Richmond, Virginia, April 30, 1998, at 9:00 a.m., and at all adjournments thereof.

    Election of Directors, Nominees:

    1. Elizabeth E. Bailey    6. Jane Evans           11. Richard D. Parsons
    2. Geoffrey C. Bible      7. Robert E.R. Huntley  12. John S. Reed
    3. Murray H. Bring        8. Rupert Murdoch       13. Carlos Slim Helu
    4. Harold Brown           9. John D. Nichols      14. Stephen M. Wolf
    5. William H. Donaldson  10. Lucio A. Noto

    This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.

SEE REVERSE: IF YOU WISH TO VOTE IN ACCORDANCE WITH            -----------------
THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON             SEE REVERSE
THE REVERSE. YOU NEED NOT MARK ANY BOXES.                             SIDE
                                                               -----------------

                        FOLD AND DETACH PROXY CARD HERE
   RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

[LOGO]

ADMISSION TICKET
---------------------------------------
                                            DIRECTIONS
PHILIP MORRIS COMPANIES INC.                The Philip Morris Manufacturing
1998 ANNUAL MEETING OF                      Center is located approximately
STOCKHOLDERS                                6 miles south of downtown Richmond.
Thursday, April 30, 1998                    Take Interstate 95 to Exit 69
9:00 A.M.                                   (Bells Road). You may request a map
The Philip Morris Manufacturing Center      by calling 1-800-367-5415.
3601 Commerce Road
Richmond, Virginia                          For hotel information in the
                                            Richmond area, please call the
(804) 274-5492                              Richmond Convention & Tourism
                                            Bureau at 1-800-370-9004.
---------------------------------------

Please present this ticket to the Philip Morris representative in the Registration Area

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR
NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE
REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE OR VOTE
YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE.

SEE REVERSE SIDE FOR INSTRUCTIONS ON VOTING YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE.

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS                                                       0142
     EXAMPLE.                                                               ----

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE SELECTION OF AUDITORS AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS.

------------------------------------------------------------------------------------------------
                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
------------------------------------------------------------------------------------------------
                    FOR     WITHHELD                                  FOR     AGAINST    ABSTAIN
1. Election of                            2. Selection of Auditors    / /       / /        / /
   Directors        / /       / /
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:
------------------------------------------------------------

                                 FOR     AGAINST    ABSTAIN
3. Stockholder Proposal No. 1    / /       / /        / /

                                 FOR     AGAINST    ABSTAIN
4. Stockholder Proposal No. 2    / /       / /        / /

------------------------------------------------------------

                           The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                           NOTE: Please sign exactly as name appears hereon.
                                 Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           ---------------------------------------------------

                           ---------------------------------------------------
                             SIGNATURE(S)                         DATE

                      FOLD AND DETACH PROXY CARD HERE

Philip Morris Companies Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically over the Internet or by telephone. This eliminates the need to return the proxy card.

TO VOTE YOUR SHARES ELECTRONICALLY YOU MUST USE THE CONTROL NUMBER PRINTED
IN THE BOX ABOVE JUST BELOW THE PERFORATION. THIS CONTROL NUMBER MUST BE USED TO ACCESS THE SYSTEM.

            TO VOTE OVER THE INTERNET:
[GRAPHIC]   -  Have this card and your social security number available
            -  Log on to the Internet and go to the web site
               HTTP://WWW.VOTE-BY-NET.COM

            TO VOTE BY TELEPHONE:
            -  Using a touch-tone telephone, U.S. and Canadian stockholders
[GRAPHIC]      may dial 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day,
               7 days a week. From outside the U.S. or Canada, stockholders may dial 1-201-324-0377.

If you choose to vote your shares electronically, there is no need for you to mail your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.